Exhibit 1
JOINT FILING AGREEMENT
In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned agree that only one statement containing the information required by Schedule 13D need be filed by each of the undersigned with respect to the ownership by each of the undersigned of shares of common stock of ARTISTdirect, Inc. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.
Date: August 8, 2005

JMB CAPITAL PARTNERS, L.P. By: Smithwood Partners, LLC
By:	/s/ Jonathan Brooks
Name:	Jonathan Brooks
Title:	Sole Member and Manager

SMITHWOOD PARTNERS, LLC
By:	/s/ Jonathan Brooks
Name:	Jonathan Brooks
Title:	Sole Member and Manager

JONATHAN BROOKS
/s/ Jonathan Brooks
Jonathan Brooks, an individual